EXHIBIT 3.2
CERENCE INC.
SECOND AMENDED AND RESTATED BY-LAWS
Effective as of April 28, 2023
ARTICLE I
Offices
SECTION 1.1 Registered Office. The registered office of Cerence Inc. (hereinafter, the “Corporation”) in the State of Delaware shall be at 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801, and the registered agent shall be Corporation Trust Company, or such other office or agent as the Board of Directors of the Corporation (the “Board”) shall from time to time select.
SECTION 1.2 Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or outside of the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.
ARTICLE II
Meetings of Stockholders
SECTION 2.1 Place of Meeting. All meetings of the stockholders of the Corporation (the “stockholders”) shall be at a place either within or outside of the State of Delaware, or by means of remote communication, to be determined by the Board and as specified in the notice of meeting, which place may be subsequently changed at any time by the Board. In the absence of such a determination, a meeting of stockholders shall be held at the principal executive office of the Corporation.
SECTION 2.2 Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such hour as shall from time to time be fixed by the Board. Any previously scheduled annual meeting of the stockholders may be postponed, rescheduled or cancelled by action of the Board taken prior to the time previously scheduled for such annual meeting of the stockholders.
SECTION 2.3 Special Meetings.
(a)    Except as otherwise required by law or the Amended and Restated Certificate of Incorporation of
the Corporation (the “Certificate”), and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of the stockholders for any purpose or purposes may be called by the Chairperson of the Board or a majority of the Whole Board (as hereinafter defined). Subject to the satisfaction of the requirements of these bylaws, a special meeting of the stockholders shall be called by the Chairperson of the Board upon the written request of holders of an aggregate of at least twenty percent (20%) of all of the votes entitled to be cast on any issue to be considered at the proposed special meeting (such a meeting, a “Stockholder Requested Special Meeting”). Only such business as is specified in the Corporation’s notice of any special meeting of stockholders shall come before such meeting. A special meeting shall be held at such place (or remotely), on such date and at such time as shall be fixed by the Board. Any previously scheduled special meeting of the stockholders may be postponed, rescheduled or (except in the case of a Stockholder Requested Special Meeting) cancelled by action of the Board taken prior to the time previously scheduled for such special meeting of the stockholders. Notwithstanding the foregoing, the Chairman of the Board shall not be required to call a Stockholder Requested Special Meeting if (i) the

Board has called or calls an annual meeting of stockholders to be held not later than ninety (90) days after the applicable stockholder request where the Board determines in good faith that the business of such annual meeting
(among any other matters properly brought before the annual meeting) includes the business specified in the stockholders’ request; (ii) an annual or special meeting that included the business specified in the request (as determined by the Board in good faith) was held not more than ninety (90) days before the applicable stockholder request; (iii) the request relates to an item of business that is not a proper subject for action by the stockholders of the corporation under applicable law; or (iv) was made in a manner that involved a violation of applicable law.
(b)Any request for a Stockholder Requested Special Meeting shall (i) be signed and dated by each requesting stockholder (or their duly authorized agents) and delivered to the Secretary at the principal executive offices of the Corporation, (ii) set forth a statement of the specific purpose or purposes of the proposed meeting and the matters proposed to be acted on at such meeting, and (iii) include the information that would be required in a Notice of Business (as defined below) pursuant to Section 2.7(c) of Article II of these bylaws with respect to an annual meeting, including with respect to the stockholders requesting the Stockholder Requested Special Meeting (treating such requesting stockholders as the Proponents thereunder), and any business proposed to be conducted. Any nomination of directors for election at a special meeting at which directors are to be elected shall be made in accordance with Section 3.3 of Article III of these bylaws. In addition, the stockholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation. A stockholder providing a request for business proposed to be brought before a Stockholder Requested Special Meeting shall update and supplement such request in accordance with Section 2.7(d).
(c)A stockholder may revoke a request for a Stockholder Requested Special Meeting at any time by written revocation delivered to the Secretary, and if, following such revocation there are un-revoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a Stockholder Requested Special Meeting, the Board, in its discretion, may cancel the Stockholder Requested Special Meeting. If none of the stockholders who submitted the request for a Stockholder Requested Special Meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at such meeting, the Corporation need not present such nominations or other business for a vote at such meeting.
(d)Any Stockholder Requested Special Meeting shall be held at such date, time and place within or without the State of Delaware (or remotely) as may be fixed by the Board; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting.
SECTION 2.4 Notice of Meetings. Except as otherwise provided by law, notice, including by electronic transmission in the manner provided by the General Corporation Law of the State of Delaware (the “DGCL”), of each meeting of the stockholders, whether annual or special, shall be given by the Corporation not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Each such notice shall state the place (or, if applicable, that the meeting will be held remotely), the date and the hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of the stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder, or who shall waive notice thereof as provided in Article X of these By-laws. Notice of adjournment of a meeting of the stockholders need not be given if the time and place, if any, to which it is adjourned and the means of remote communications, if any, are announced at such meeting or displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.
SECTION 2.5 Quorum. Except as otherwise provided by law or by the Certificate, the holders of a majority in voting power of the shares of capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum at any meeting of the stockholders; provided, however, that in the case of any vote to be taken by classes or series, the holders of a majority in voting power of the shares of any such class or series of capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum of such class or series. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

SECTION 2.6 Adjournments. The chairperson of the meeting or the holders of a majority in voting power of the shares of capital stock of the Corporation entitled to vote and who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. In the event that a quorum does not exist with respect to any vote to be taken by a particular class or series, the chairperson of the meeting or the holders of a majority in voting power of the shares of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.
SECTION 2.7 Order of Business.
(a)At each meeting of the stockholders, the Chairperson of the Board or, in the absence of the Chairperson of the Board, the Chief Executive Officer or, in the absence of the Chairperson of the Board and the Chief Executive Officer, such person as shall be selected by the Board, shall act as chairperson of the meeting. The order of business at each such meeting shall be as determined by the chairperson of the meeting. Business transacted at a Stockholder Requested Special Meeting shall be limited to the purposes described in the special meeting requested; provided, however, that nothing herein shall prohibit the Corporation from submitting matters to a vote of the stockholders at any Stockholder Requested Special Meeting. The Board may adopt by resolution such rules, regulations, and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations, and procedures adopted by the Board, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgment of such chairperson, are necessary or desirable for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board or the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for the maintenance of order and safety; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chairperson of the meeting shall determine; (d) the determination of the circumstances in which any person may make a statement or ask questions and limitations on the time allotted to questions or comments on the affairs of the Corporation; (e) restrictions on entry to such meeting after the time prescribed for the commencement thereof; (f) the opening and closing of the voting polls; (g) the exclusion or removal of any stockholders or any other individual who refuses to comply with meeting rules, regulations, or procedures; (h) restrictions on the use of audio and video recording devices, cell phones, and other electronic devices; (i) rules, regulations, and procedures for compliance with any federal, state, or local laws or regulations (including those concerning safety, health, or security); (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations, or procedures regarding the participation by means of remote communication of stockholders and proxy holders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. Unless and to the extent determined by the Board or the chairperson of the meeting, the chairperson of the meeting shall not be obligated to adopt or follow any technical, formal, or parliamentary rules or principles of procedure.
(b)At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairperson of the meeting or (ii) by any stockholder who is a holder of record at the time of the giving of the notice provided for in this Section 2.7, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.7 (such business, “Stockholder Business”). This Section 2.7 and Section 2.3 are the exclusive means by which a stockholder may bring business before a meeting of stockholders.
(c)For business (other than nominations for election of directors, which are governed by Section 3.3) properly to be brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof (a “Notice of Business”) in proper written form to the Secretary of the Corporation (the “Secretary”). To be timely, a Notice of Business must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent); provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, a Notice of Business to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement, or an adjournment or postponement, of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, the Notice of Business must set forth:
(i)the name and record address of each stockholder proposing to bring business before the annual meeting (each, a “Proponent”), as they appear on the Corporation’s books;
(ii)the name and address of each Stockholder Associated Person (as defined below);
(iii)as to each Proponent and each Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record or beneficially by such Proponent and Stockholder Associated Person, including any shares of any class or series of stock as to which such Proponent or Stockholder Associated Person, as applicable, has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (B) a description of any agreement, arrangement or understanding, direct or indirect, with respect to the business to be brought before the annual meeting, between or among any Proponent and any Stockholder Associated Person, (C) a description of any agreement, arrangement or understanding (including, but not limited to, any derivative or short positions, swaps, profit interests, options, warrants, hedging transactions, convertible securities and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the notice by, or on behalf of, any Proponent or any Stockholder Associated Person, the effect or intent of which is to give the economic benefit or the opportunity to profit to, mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation (a “Derivative”), including, without limitation, identification of the counterparty thereof, (D) a description in reasonable detail of any proxy (including revocable proxies), agreement, arrangement, understanding or other relationship pursuant to which any Proponent or any Stockholder Associated Person has a right to vote any shares of stock of the Corporation and, (E) any profit-sharing or any performance-related fees (other than an asset-based fee) that any Proponent or any Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice, (F)(1) if the Proponent or Stockholder Associated Person is not a natural person, the identity of the natural person or persons associated with such Proponent or Stockholder Associated Person responsible for (i) the formulation of and decision to propose the business to be brought before the meeting and (ii) making voting and investment decisions on behalf of the Proponent or Stockholder Associated Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities owned of record or beneficially by the Proponent or Stockholder Associated Person) (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proponent or Stockholder Associated Person, and the qualifications and background of such Responsible Person or (2) if such Proponent or Stockholder Associated Person is a natural person, the qualifications and background of such natural person, (g) any equity interests or any Derivative in any principal competitor of the Corporation beneficially owned by such Proponent or any Stockholder Associated Person, (h) any direct or indirect interest of such Proponent or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proponent or any Stockholder Associated Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, and (j) any material transaction occurring during the prior twelve months between such Proponent or any Stockholder Associated Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand (the disclosures to be made pursuant to the foregoing clauses (a) through (j) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proponent solely as a result of being the stockholder of record directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner. The information specified in Section 2.7(c)(i) to (iii) of this Article II is referred to herein as “Stockholder Information”;
(iv)a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business;
(v)a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting;
(vi)any material interest of any Proponent and any Stockholder Associated Person in such proposed business;
(vii)a representation as to whether the Proponent(s) intend (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from stockholders in support of such Stockholder Business;
(viii)all other information that would be required to be filed with the U.S. Securities and Exchange Commission (“SEC”) if the Proponent(s) or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act (or any successor of such Section); and
(ix)a representation and agreement that each Proponent shall provide any other information reasonably requested by the Corporation.
(d)In addition, each Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Business or at the Corporation’s request pursuant to Section 2.7(c)(ix) of this Article II (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting and (ii) the date that is 10 business days prior to the announced date of the annual meeting to which the Notice of Business relates. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the principal executive offices of the Corporation, addressed to the Secretary, by no later than (A) five business days after the record date for the meeting in the case of clause (i) and (B) eight business days prior to the date of the annual meeting in the case of clause (ii) of the foregoing sentence. For the avoidance of doubt, the obligation to update as set forth in this Section 2.7(d) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. Notwithstanding the foregoing, if a Proponent no longer plans to solicit proxies in accordance with its representation pursuant to Section 2.7(c)(vii), such Proponent shall inform the Corporation of this change by delivering a written notice to the Secretary at the principal executive offices of the Corporation no later than two business days after making the determination not to proceed with a solicitation of proxies. A Proponent shall also update its notice so that the Stockholder Information is current through the date of the meeting or any adjournment, postponement, or rescheduling thereof, and such update shall be delivered in writing to the secretary at the principal executive offices of the Corporation no later than two business days after the occurrence of any material change to the Stockholder Information previously disclosed.
(e)The Board or a committee thereof shall have the power to determine whether any business proposed to be brought before the meeting was made in accordance with the provisions of this Section 2.7. If neither the Board nor such committee makes a determination as to whether business was proposed in accordance with the provisions of this Section 2.7, the person presiding over the meeting shall have the power and duty to determine whether business was proposed in accordance with the provisions of this Section 2.7. If the Board or a designated committee thereof or the person presiding over the meeting, as applicable, shall determine that the business was not proposed in accordance with the procedures set forth in this Section 2.7, the defective proposal shall be disregarded.

(f)If the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of stockholders to present the Stockholder Business, such business shall not be transacted, and votes in favor of such matter shall not be counted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. A “qualified representative” of the Proponent or any stockholder means a person who is a duly authorized officer, manager or partner of such stockholder or has been authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy with respect to the specific matter to be considered at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction (to the reasonable satisfaction of the person presiding over the meeting) of the writing or electronic transmission, at the meeting of stockholders prior to the taking of action by such person on behalf of the stockholder. Further, if a Proponent or any Stockholder Associated Person fails to comply with any applicable requirements of the Exchange Act, such stockholder’s proposed business shall be deemed to have not been made in compliance with this By-law and shall be disregarded.
(g)“Stockholder Associated Person” means with respect to any Proponent or Nominating Stockholder, (i) any other beneficial owner of stock of the Corporation owned of record or beneficially by such Proponent or Nominating Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Proponent or Nominating Stockholder.
(h)“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
(i)Except as otherwise required by law, nothing in this Section 2.7 shall obligate the Corporation or the Board to include in any proxy statement or other shareholder communication distributed on behalf of the Corporation or the Board information with respect to any business submitted by a stockholder.
(ij)    The notice requirements of this Section 2.7 shall be deemed satisfied with respect to stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act (or any such successor rule) and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.7 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate.
SECTION 2.8 List of Stockholders. It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in such stockholder’s name. Such list shall be produced and kept available at the times and places required by law.
SECTION 2.9 Voting.
(a)    Except as otherwise provided by law or by the Certificate, each stockholder of record of any series of Preferred Stock shall be entitled at each meeting of the stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate (or relevant Certificate of Designation) or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, and each stockholder of record of Common Stock shall be entitled at each meeting of the stockholders to one vote for each share of such stock, in each case, registered in such stockholder’s name on the books of the Corporation:
(i)on the date fixed pursuant to Section 7.6 of these By-laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or
(ii)if no such record date shall have been so fixed, then at the close of business on the day before the day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held.
(b)    Each stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to act for such stockholder by proxy. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.
(c)Except as otherwise required by law and except as otherwise provided in the Certificate or these By-laws, at each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders shall be authorized by holders of a majority in voting power of the shares of capital stock of the Corporation entitled to vote thereon and who are present in person or represented by proxy, and where a separate vote by class or series is required, by holders of a majority in voting power of the shares of such class or series who are entitled to vote thereon and are present in person or represented by proxy shall be the act of such class or series.
(d)Unless required by law or determined by the chairperson of the meeting to be advisable, the vote on any matter, including, without limitation, the election of directors, need not be by written ballot.
SECTION 2.10 Inspectors. The chairperson of the meeting shall appoint one or more inspectors to act at any meeting of the stockholders. Such inspectors shall perform such duties as shall be required by law or specified by the chairperson of the meeting. Inspectors need not be stockholders. No director or nominee for the office of director shall be appointed such inspector.
SECTION 2.11 Public Announcements. For the purpose of Section 2.7 of this Article II, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones Newswire, Business Wire, Reuters Information Service or any similar or successor news wire service, (ii) in a communication distributed generally to stockholders or (iii) in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
ARTICLE III
Board of Directors
SECTION 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation (or grant authority to exercise such powers) and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.
SECTION 3.2 Number, Qualification and Election.
(a)The number of directors constituting the Whole Board shall be determined in accordance with the Certificate. The term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships. The terms of office of directors shall be governed by the Certificate.
(b)Each director shall be at least 21 years of age. Directors need not be stockholders of the Corporation. No person shall qualify for service as a director of the Corporation (i) if he or she is a party to any compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation, unless he or she discloses such compensatory, payment or other financial agreement, arrangement or understanding, or receipt of any such compensation or other payment, to the Corporation pursuant to the requirements and procedures set forth in Section 3.3(a)(iv) of this Article III as if such person were a Stockholder Nominee thereunder or (ii) unless such person agrees to submit upon appointment, election or re-nomination to the Board an irrevocable resignation effective upon (x) such person’s failure to receive a majority of the votes cast in an uncontested election and (y) the acceptance of such resignation by the Board.
(c)In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this paragraph, a “majority of the votes cast” shall mean that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director). In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. A contested election is one in which, as of the date that is 14 calendar days in advance of the date the Corporation files its definitive proxy statement with the SEC (regardless of whether or not it is thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected. An uncontested election is any election that is not a contested election. In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.
(d)With respect to a resignation provided pursuant to Section 3.2(b)(ii), the Board shall consider such resignation and may either (i) accept the resignation or (ii) reject the resignation and seek to address the underlying cause(s) of the majority-withheld vote. While the Board may delegate to a committee the authority to assist the Board in its review of the matter, the Board shall decide whether to accept or reject the resignation within 90 days following the certification of the stockholder vote. Once the Board makes this decision, the Corporation will promptly make a public announcement of the Board’s decision in the manner described in Section 2.11. If the Board rejects the resignation, the public announcement will include a statement regarding the reasons for its decision.
(e)The chairperson of the nominating and governance committee established pursuant to Section 4.1 will have the authority to manage the Board’s review of the resignation. In the event it is the chairperson of the nominating and governance committee who received a majority-withheld vote, the independent directors who did not receive majority-withheld votes shall select a director or group of directors to manage the process, and such director or directors shall have the authority otherwise delegated to the chairperson of the nominating and governance committee by this Section 3.2. Any director whose resignation is being considered as a result of a majority-withheld vote shall not participate in the committee’s or the Board’s deliberations or vote on whether to accept or reject his or her resignation; provided that any director, regardless of whether such director received a majority-withheld vote, may participate in such deliberations or vote regarding another director’s resignation.
SECTION 3.3 Notification of Nominations.
(a)    Subject to the rights of the holders of any outstanding series of Preferred Stock, nominations for the election of directors may be made by the Board or by any stockholder pursuant to (i) this Section 3.3 who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 3.3 and who is entitled to vote for the election of directors or (ii) Section 3.15. This Section 3.3 and Section 3.15 are the exclusive means by which a stockholder may nominate a person for election to the Board. Any stockholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice (a “Notice of Nomination”) of such stockholder’s intent to make such nomination is given in proper written form to the Secretary. To be timely, a Notice of Nomination must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual meeting of the stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent); provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, a Notice of Nomination to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors at which directors are to be elected pursuant to the corporation’s notice, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominee(s) proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement, or an adjournment or postponement, of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, the Notice of Nomination shall set forth:
(i)    the Stockholder Information with respect to each stockholder nominating persons for election to the Board (each, a “Nominating Stockholder”) and each Stockholder Associated Person;

(ii)a representation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;
(iii)all information regarding each Nominating Stockholder, each nominee (each, a “Stockholder Nominee”) and each Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act;
(iv)(A) each Stockholder Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) a completed and duly executed written questionnaire completed and signed by each Stockholder Nominee with respect to the background, qualifications and independence of such Stockholder Nominee (in the form provided by the Secretary upon written request); (C) a completed and duly executed written questionnaire with respect to the background and qualification with respect to such Nominating Stockholder and any other person or entity on whose behalf, directly or indirectly, the nomination is being made (in the form provided by the Secretary upon written request); (D) a description of all arrangements or understandings between or among the Nominating Stockholder and the Stockholder Nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Nominating Stockholder or concerning the Stockholder Nominee’s service on the Board; (E) a description of any position of the Stockholder Nominee as an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the three years preceding the submission of the notice; and (F) each Stockholder Nominee’s written representation and agreement (in the form provided by the Secretary upon written request), (1) that if elected as a director of the Corporation, such person will submit an irrevocable resignation effective upon (x) such person’s failure to receive a majority of the votes cast in an uncontested election and (y) the acceptance of such resignation by the Board, (2) that such person currently intends to serve as a director for the full term for which such person is standing for election, (3) that such person is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment, representation or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (4) that such person is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (5) that such person, in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and any other Corporation policies and guidelines applicable to Corporation directors;
(v)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any such successor rule) if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;
(vi)a duly executed representation as to whether the Nominating Stockholder(s) intend (A) (x) to deliver a proxy statement and form of proxy to holders of at least 67 percent of the voting power of all of the shares of stock entitled to vote on the election of directors or (y) otherwise to solicit proxies from stockholders in support of such nomination or (B) to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act (or any successor rule);

(vii)all other information that would be required to be filed with the SEC if the Nominating Stockholder(s) and Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act (or any such successor section); and
(viii)a duly executed representation that each Nominating Stockholder shall provide any other information reasonably requested by the Corporation.
(b)In addition, each Proponent and Nominating Stockholder shall affirm as true and correct the information provided to the Corporation in the Notice of Nomination or, at the Corporation’s request, such information provided pursuant to Section 3.3(a)(vii) of this Article III (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting and (ii) the date that is 10 business days prior to the announced date of the meeting to which the Notice of Nomination relates. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the principal executive offices of the Corporation, addressed to the Secretary, by no later than (A) five business days after the record date for the meeting in the case of clause (i) and (B) eight business days prior to the date of the annual meeting in the case of clause (ii) of the foregoing sentence. For the avoidance of doubt, the obligation to update as set forth in this Section 3.3(b) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. Notwithstanding the foregoing, if a Nominating Stockholder no longer plans to solicit proxies in accordance with its representation pursuant to Section 3.3(a)(vi), such Nominating Stockholder shall inform the Corporation of this change by delivering a written notice to the Secretary at the principal executive offices of the Corporation no later than two business days after making the determination not to proceed with a solicitation of proxies. A Nominating Stockholder shall also update its notice so that the Stockholder Information is current through the date of the meeting or any adjournment, postponement, or rescheduling thereof, and such update shall be delivered in writing to the secretary at the principal executive offices of the Corporation no later than two business days after the occurrence of any material change to the Stockholder Information previously disclosed.
(c)The Board or a committee thereof shall have the power to determine whether any nomination proposed to be brought before the meeting was made in accordance with the provisions of this Section 3.3. If neither the Board nor such committee makes a determination as to whether a nomination was made in accordance with the provisions of this Section 3.3, the person presiding over the meeting shall have the power and duty to determine whether the nomination was made in accordance with the provisions of this Section 3.3. If the Board or a designated committee thereof or the person presiding over the meeting, as applicable, shall determine that the nomination was not made in accordance with the procedures set forth in this Section 3.3, the defective nomination shall be disregarded.
(d)If the Nominating Stockholder (or a qualified representative of the stockholder) does not appear at the applicable stockholder meeting to nominate the Stockholder Nominees (as defined below), such nomination shall be disregarded and no election of such Stockholder Nominees shall be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Further, if a Nominating Stockholder fails to comply with an applicable requirement of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s proposed nomination shall be deemed to have not been made in compliance with this By-law.
(e)Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate or any Certificate of Designation.
(f)Notwithstanding anything in this Section 3.3 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement specifying the size of the increased Board made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 3.3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed to and received by the Secretary at the principal executive offices of the

Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(g)Further, notwithstanding the foregoing provisions of this By-law, unless otherwise required by law, (i) no Nominating Stockholder shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Stockholder has complied with Rule 14a-19 promulgated under the Exchange Act (or any successor provision) in connection with the solicitation of such proxies, including, but not limited to, the provision to the Corporation of notices required thereunder with timely notice, and (ii) if any Nominating Stockholder (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder with timely notice, and (C) no other Nominating Stockholder has provided notice pursuant to, and in compliance with, Rule 14a-19 under the Exchange Act that it intends to solicit proxies in support of the election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act, then such proposed nominee shall be disqualified from nomination, the Corporation shall disregard the nomination of such proposed nominee and no vote on the election of such proposed nominee shall occur. Upon request by the Corporation, if any Nominating Stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting date, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(h)The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the Annual Meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting.
(i)Except as otherwise required by law, nothing in this Section 3.3 shall obligate the Corporation or the Board to include in any proxy statement or other shareholder communication distributed on behalf of the Corporation or the Board information with respect to any nomination submitted by a stockholder.
SECTION 3.4 Quorum and Manner of Acting. Except as otherwise provided by law, the Certificate or these By-laws, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and, except as so provided, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. The chairperson of the meeting or a majority of the directors present may adjourn the meeting to another time and place, if any, whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.
SECTION 3.5 Place of Meeting. Subject to Sections 3.6 and 3.7 of this Article III, the Board may hold its meetings at such place or places, if any, either within or outside of the State of Delaware, as the Board may from time to time determine, or as shall be specified or fixed in the respective notices or waivers of notice thereof.
SECTION 3.6 Regular Meetings. Regular meetings of the Board shall be held at such times as the Board shall from time to time determine, at such locations as the Board may determine. No fewer than four meetings of the Board shall be held per year.
SECTION 3.7 Special Meetings. Special meetings of the Board shall be held whenever called by the Chairperson of the Board, the Chief Executive Officer or by a majority of the non-employee directors, and shall be held at such place, if any, on such date and at such time as he, she or they, as applicable, shall fix.
SECTION 3.8 Notice of Meetings. Notice of regular meetings of the Board or of any adjourned meeting thereof need not be given. Notice of each special meeting of the Board shall be given by overnight delivery service or mailed to each director, in either case addressed to such director at such director’s residence or usual place of business, at least 48 hours before the day on which the meeting is to be held or shall be sent to such director at such place by telecopy or by electronic transmission or shall be given personally or by telephone, not later than 24 hours before the meeting is to be held, but notice need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. Unless otherwise required by these By-laws, every such notice shall state the time and place, if any, but need not state the purpose of the meeting.
SECTION 3.9 Rules and Regulations. The Board may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these By-laws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem proper.
SECTION 3.10 Participation in Meeting by Means of Communications Equipment. Any one or more members of the Board or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise permitted by law, and such participation in a meeting shall constitute presence in person at such meeting.
SECTION 3.11 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all of the members of the Board or of any such committee consent thereto in writing or as otherwise permitted by law and, if required by law, the writing or writings are filed with the minutes or proceedings of the Board or of such committee.
SECTION 3.12 Chairperson. The Board of Directors shall annually select one of its members to be Chairperson and shall fill any vacancy in the position of Chairperson at such time and in such manner as the Board of Directors shall determine.
SECTION 3.13 Resignations. Any director of the Corporation may at any time resign by giving written notice to the Board, the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof; and, unless otherwise specified therein or in these By-laws, the acceptance of such resignation shall not be necessary to make it effective.
SECTION 3.14 Compensation. Each director, in consideration of such person serving as a director, shall be entitled to receive from the Corporation such amount per annum and such fees (payable in cash or stock-based compensation) for attendance at meetings of the Board or of committees of the Board, or both, and for acting as a chair of a committee of the Board, and/or any other compensation in each case as the Board or a committee thereof shall from time to time determine. In addition, each director shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person’s duties as a director. Nothing contained in this Section 3.14 shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving compensation therefor.
SECTION 3.15 Proxy Access.
(a)    The Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any nominee for election or reelection to the Board who satisfies the eligibility requirements in this Section 3.15 (a “Proxy Access Nominee”) and who is identified in a notice that complies with Section 3.15(f) of this Article III and that is timely delivered pursuant to Section 3.15(g) of this Article III (the “Stockholder Notice”) by one stockholder, or a group of no more than 20 stockholders, who:
(i)elects at the time of delivering the Stockholder Notice to have such Proxy Access Nominee included in the Corporation’s proxy materials;
(ii)as of the date of the Stockholder Notice and the record date for determining stockholders entitled to vote at the annual meeting of stockholders, Owns (as defined below in Section 3.15(c) of this Article III) a number of shares of the Corporation that represents at least 3% of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Required Shares”) and has Owned continuously the Required Shares (as adjusted for any stock splits, stock dividends or similar events) for at least three years; and
(iii)satisfies the additional requirements in these By-laws (such stockholder or group of stockholders, collectively, an “Eligible Stockholder”).

(b)    For purposes of satisfying the Ownership requirement under Section 3.15(a) of this Article III:
(i)the outstanding shares of the Corporation Owned by a group of one or more stockholders may be aggregated (for the avoidance of doubt, the number of stockholders and other beneficial owners whose ownership of shares is aggregated for such purpose shall not exceed 20); and
(ii)two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall, in each case, be treated as one stockholder.
(c)    For purposes of this Section 3.15, an Eligible Stockholder “Owns” only those outstanding shares of the Corporation as to which the stockholder or group of stockholders possesses both:
(i)the full voting and investment rights pertaining to the shares; and
(ii)the full economic interest in (including, without limitation, the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (i) and (ii) of this Section 3.15(c) shall not include any shares:
(A)sold by such stockholder or any affiliate (as defined below in this Section 3.15(c)) in any transaction that has not been settled or closed, including, without limitation, any short sale;
(B)borrowed by such stockholder or any affiliate for any purposes or purchased by such stockholder or any affiliate pursuant to an agreement to resell; or
(C)subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of:
(1)reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares; and/or
(2)hedging, offsetting or altering to any degree gain or loss arising from the full economic interest in such shares by such stockholder or affiliate.
A stockholder “Owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares; provided, that the stockholder has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the date of the Stockholder Notice and through the date of the annual meeting of stockholders. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of the Corporation are “Owned” for these purposes shall be determined by the Board.
For purposes of this Section 3.15, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.
(d)    No stockholder may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 3.15, and no shares of the Corporation may be attributed to more than one Eligible Stockholder or group constituting an Eligible Stockholder.

(e)    For purposes of this Section 3.15, the “Required Information” that the Corporation will include in its proxy materials is:
(i)the information concerning the Proxy Access Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(ii)if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Proxy Access Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy materials for the annual meeting of stockholders.
Notwithstanding anything to the contrary contained in this Section 3.15, the Corporation may omit from its proxy materials any information or statement that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 3.15 shall limit the Corporation’s ability to solicit against a stockholder nominee and include in its proxy materials its own statements relating to any Eligible Stockholder or Proxy Access Nominee.
(f)    The Stockholder Notice shall set forth the information required under Section 3.3(a) of this Article III (replacing the term “Proponent” with “Eligible Stockholder” and the term “Stockholder Nominee” with “Proxy Access Nominee”), including the questionnaire, agreement and other materials required by Section 3.3(a)(iv), and, in addition, shall include:
(i)a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18 (or any successor schedule or rule); and
(ii)the written agreement of the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation (in the form provided by the Secretary upon written request), setting forth the following additional agreements, representations and warranties:
(A)a certification as to the number of shares of the Corporation it Owns and has Owned continuously for at least three years as of the date of the Stockholder Notice and agreeing to continue to Own such shares through the date of the annual meeting of stockholders, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N (or any successor schedule) filed by the Eligible Stockholder with the SEC;
(B)the Eligible Stockholder’s agreement to provide the information required under Section 3.3(a) of this Article III and the written statements from the record holder and intermediaries as required under Section 3.15(h) of this Article III verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through and as of the business day immediately preceding the date of the annual meeting of stockholders;
(C)the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 3.15):
(1)acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;
(2)will provide facts, statements and other information in all communications with the Corporation and stockholders of the Corporation that are true and correct in all material respects and do not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(3)has not nominated and will not nominate for election to the Board at the annual meeting of stockholders any person other than the Proxy Access Nominee(s) being nominated pursuant to this Section 3.15;

(4)has not engaged and will not engage in a, and has not been and will not be a “participant” (as defined in Item 4 of the Exchange Act Schedule 14A) (or any successor schedule) in any other person’s, “solicitation” within the meaning of Exchange Act Rule 14a-1(l) (or any successor rule), in support of the election of any individual as a director at the annual meeting of stockholders other than its Proxy Access Nominee or a nominee of the Board; and
(5)will not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation.
(D)    the Eligible Stockholder’s agreement to:
(1)assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;
(2)indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 3.15; provided, however, that the indemnification by the Eligible Stockholder under this Section 3.15(f)(ii)(D)(2) shall no longer be required or apply with respect to any acts or omissions by the Proxy Access Nominee that occur after such Proxy Access Nominee’s election to the Board;
(3)comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting of stockholders;
(4)file all materials described below in Section 3.15(h)(iii) of this Article III with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A (or any successor regulation), or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A (or any successor regulation);
(5)provide to the Corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the Corporation;
(6)promptly disclose to the Corporation if the Eligible Stockholder does not intend to continue to Own the Required Shares for at least one year following the annual meeting of stockholders; and
(7)in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including, without limitation, any withdrawal of the nomination.
(g)To be timely under this Section 3.15, the Stockholder Notice must be delivered to or mailed and received at the principal executive offices of the Corporation with respect to an election to be held at an annual meeting of the stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days earlier or more than 60 days later than such anniversary date, the Stockholder Notice to be timely must be so delivered or received not earlier than the 150th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that for the purpose of calculating the timeliness of the Stockholder Notice for the 2020 annual meeting of stockholders, the date the definitive proxy statement was first released to stockholders in connection with the previous year’s annual meeting of stockholders shall be deemed to be February 28, 2019. In no event shall any adjournment or postponement of an annual meeting of stockholders, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above. For purposes of Rule 14a-18 under the Exchange Act (or any successor rule), the applicable “date specified by the registrant’s advance notice provision” shall be the date determined pursuant to this Section 3.15(g).
(h)An Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:

(i)within five business days after the date of the Stockholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, verifying that the Eligible Stockholder Owns, and has Owned continuously for the preceding three years, the Required Shares;
(ii)include in the written statements provided pursuant to Item 4 of Schedule 14N (or any successor schedule) filed with the SEC a statement certifying that it Owns and continuously has Owned the Required Shares for at least three years;
(iii)file with the SEC any solicitation or other communication relating to the current year annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Proxy Access Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A (or any successor regulation) or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A (or any successor regulation); and
(iv)as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Section 3.15(b)(ii) of this Article III.
(i)    Notwithstanding anything to the contrary contained in this Section 3.15, the Corporation may omit from its proxy materials any Proxy Access Nominee, and such nomination shall be disregarded and no vote on such Proxy Access Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(i)the Secretary receives notice that a stockholder intends to nominate a person for election to the Board, which stockholder does not elect to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 3.15;
(ii)the Eligible Stockholder or Proxy Access Nominee breaches any of its respective agreements, representations or warranties set forth in the Stockholder Notice or otherwise required by this Section 3.15, or if any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 3.15) was not, when provided, true, correct and complete or the requirements of this Section 3.15 have otherwise not been met;
(iii)the Proxy Access Nominee or the stockholder or group of stockholders (including any member thereof) who has nominated such Proxy Access Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the meeting other than such Proxy Access Nominee or a nominee of the Board;
(iv)the Proxy Access Nominee (A) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, as a “non-employee director” under Exchange Act Rule 16b-3 (or any successor rule), (C) is or has been, within the three years preceding the date the Corporation first mails to the stockholders its notice of the meeting that includes the Proxy Access Nominee, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is an officer, director or general partner of any legal entity where a fellow officer, director or general partner of such legal entity is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (E) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the 10 years preceding the date the Corporation first mails to the stockholders its notice of the meeting that includes the Proxy Access Nominee or (F) is subject to any order of the type specified in Rule 506(d) of Regulation D (or any successor rule) promulgated under the Securities Act of 1933, as amended; or

(v)    the election of the Proxy Access Nominee to the Board would cause the Corporation to be in violation of the Certificate, these By-laws or any applicable state or federal law, rule, regulation or listing standard.
Any such determination by the Board (or any other person or body authorized by the Board) regarding a nomination’s satisfaction of this Section 3.15(i) shall be binding on the Corporation and its stockholders.
(j)    The maximum number of Proxy Access Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders pursuant to this Section 3.15 (including, without limitation, any Proxy Access Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such annual meeting of stockholders but who is nominated by the Board as a Board nominee for such annual meeting of stockholders), together with:
(i)any nominees who were previously elected to the Board as (A) Proxy Access Nominees pursuant to this Section 3.15 (including, without limitation, any Proxy Access Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such prior annual meeting of stockholders but who was nominated by the Board as a Board nominee for such prior annual meeting of stockholders) or (B) a nominee of any stockholder in any other manner, in either case at any of the preceding two annual meetings of stockholders and who are re-nominated for election at such annual meeting of stockholders by the Board, and
(ii)any Proxy Access Nominee who was qualified for inclusion in the Corporation’s proxy materials for such annual meeting of stockholders but whose nomination is subsequently withdrawn, shall not exceed the greater of (x) two or (y) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 3.15 with respect to such annual meeting of stockholders, or if such amount as calculated in clause (y) of this Section 3.15(j) is not a whole number, the closest whole number below 20%; provided that if there is a vacancy on the Board and the number of directors is decreased prior to such annual meeting of stockholders, then the 20% of the number of directors shall be calculated based on the number of directors in office as of the date of such decrease in the number of directors. In the event that the number of Proxy Access Nominees submitted by Eligible Stockholders pursuant to this Section 3.15 exceeds this maximum number, each Eligible Stockholder will select one Proxy Access Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Proxy Access Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
(k)    Notwithstanding the foregoing provisions of this Section 3.15, unless otherwise required by law or otherwise determined by the person presiding over the meeting, if none of (i) the Eligible Stockholder or (ii) a qualified representative of the Eligible Stockholder appears at the annual meeting of stockholders to present such Eligible Stockholder’s Proxy Access Nominees, such nomination or nominations shall be disregarded and conclusively deemed withdrawn, notwithstanding that proxies in respect of the election of the Proxy Access Nominees may have been received by the Corporation.
(l)    Any Proxy Access Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting of stockholders, or (ii) does not receive at least 25% of the votes cast in favor of the Proxy Access Nominee’s election, will be ineligible to be a Proxy Access Nominee pursuant to this Section 3.15 for the next two annual meetings of stockholders.
(m)    The Corporation may request such additional information as necessary to permit the Board to determine if each Proxy Access Nominee is independent under the listing standards of the principal United States exchange upon which the shares of the Corporation are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors.
(n)    This Section 3.15 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy statement and related materials.

ARTICLE IV
Committees of the Board of Directors
SECTION 4.1 Committees of the Board. The Board shall designate such committees as may be required by the listing standards of the principal United States exchange upon which the shares of the Corporation are listed and may from time to time designate other committees of the Board (including, without limitation, an executive committee), with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.
SECTION 4.2 Conduct of Business. Any committee, to the extent allowed by law and provided in the resolution establishing such committee or the charter of such committee, shall have and may exercise all the duly delegated powers and authority of the Board in the management of the business and affairs of the Corporation. The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted. In the absence of any such prescription, any such committee shall have the power to prescribe the manner in which its proceedings shall be conducted. Unless the Board or such committee shall otherwise provide, regular and special meetings and other actions of any such committee shall be governed by the provisions of Article III applicable to meetings and actions of the Board. Each committee shall keep regular minutes and report on its actions to the Board.
ARTICLE V
Officers
SECTION 5.1 Number; Term of Office. The officers of the Corporation shall be elected by the Board and may consist of: a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer and one or more Vice Presidents (including, without limitation, Senior Vice Presidents) and a Treasurer, Controller and Secretary and such other officers and agents with such titles and such duties as the Board may from time to time determine, each to have such authority, functions or duties as in these By-laws provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person’s successor shall have been chosen and shall qualify, or until such person’s death or resignation, or until such person’s removal in the manner hereinafter provided. One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate or these By-laws to be executed, acknowledged or verified by two or more officers. The Board may require any officer or agent to give security for the faithful performance of such person’s duties.
SECTION 5.2 Removal. Subject to Section 5.13 of this Article V, any officer may be removed, either with or without cause, by the Board at any meeting thereof called for the purpose, by the Chief Executive Officer, or by any other superior officer upon whom such power may be conferred by the Board.
SECTION 5.3 Resignation. Any officer may resign at any time by giving notice to the Board, the Chief Executive Officer or the Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
SECTION 5.4 Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, subject to the control of the Board, and shall report directly to the Board.
SECTION 5.5 President. The President shall perform such senior duties as he or she may agree with the Chief Executive Officer (if the position is held by an individual other than the Chief Executive Officer) or as the Board shall from time to time determine.

SECTION 5.6 Chief Operating Officer. The Chief Operating Officer shall perform such senior duties in connection with the operations of the Corporation as he or she may agree with the Chief Executive Officer or as the Board shall from time to time determine. The Chief Operating Officer shall, when requested, counsel with and advise the other officers of the Corporation.
SECTION 5.7 Chief Financial Officer. The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.
SECTION 5.8 Vice Presidents. Any Vice President shall have such powers and duties as shall be prescribed by his or her superior officer or the Board. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine. A Vice President need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.
SECTION 5.9 Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation; the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation; borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party; the disbursement of funds of the Corporation and the investment of its funds; and, in general, shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.
SECTION 5.10 Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.
SECTION 5.11 Secretary. It shall be the duty of the Secretary to act as secretary at all meetings of the Board, of the committees of the Board and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Corporation are duly given and served; the Secretary shall be custodian of the seal of the Corporation and when deemed necessary shall affix the seal or cause it to be affixed to all certificates of stock, if any, of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws; the Secretary shall have charge of the books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and in general shall perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.
SECTION 5.12 Assistant Treasurers, Assistant Controllers and Assistant Secretaries. Any Assistant Treasurers, Assistant Controllers and Assistant Secretaries shall perform such duties as shall be assigned to them by the Board or by the Treasurer, Controller or Secretary, respectively, or by the Chief Executive Officer. An Assistant Treasurer, Assistant Controller or Assistant Secretary need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.
SECTION 5.13 Additional Matters. The Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board or appointed by any duly elected officer or assistant officer authorized by the Board to appoint such person.
ARTICLE VI
Indemnification
SECTION 6.1 Right to Indemnification. The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was a director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceedings by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director, officer of the Corporation (or manager of any predecessor to the Corporation), or is or was serving at the request of the Corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or agent or in any other capacity while serving as a director, officer or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer or agent of the Corporation or a Covered Entity; provided, however, that, except as provided in Section 6.4(d) of this Article VI with respect to an adjudication of entitlement to indemnification, the Corporation shall indemnify and hold harmless any such Indemnitee in connection with a Proceeding initiated by such Indemnitee only if such Proceeding was authorized by the Board. Any person entitled to indemnification as provided in this Section 6.1 is hereinafter called an “Indemnitee.” Any right of an Indemnitee to indemnification shall be a contract right and shall include the right to receive, prior to the conclusion of any Proceeding, payment of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader rights to payment of expenses than such law permitted the Corporation to provide prior to such amendment), and the other provisions of this Article VI; provided that payment of expenses incurred by a person other than a director or officer of the Corporation prior to the conclusion of any Proceeding shall be made, unless otherwise determined by the Board, only upon delivery to the Corporation of an undertaking by or on behalf of such person to the same effect as any undertaking required to be delivered to the Corporation by any director or officer of the Corporation pursuant to the DGCL or other applicable law.
SECTION 6.2 Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses, liabilities or losses as specified in Section 6.1 of this Article VI or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in Section 6.1 of this Article VI, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article VI.
SECTION 6.3 Indemnification Not Exclusive Right. The right of indemnification provided in this Article VI shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled, and the provisions of this Article VI shall inure to the benefit of the heirs and legal representatives of any Indemnitee under this Article VI and shall be applicable to Proceedings commenced or continuing after the adoption of this Article VI, whether arising from acts or omissions occurring before or after such adoption.

SECTION 6.4 Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article VI:
(a)    Advancement of Expenses. All reasonable expenses (including, without limitation, attorneys’ fees) incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law or the provisions of this Article VI at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if ultimately it should be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article VI.
(b)    Procedure for Determination of Entitlement to Indemnification.
(i)To obtain indemnification under this Article VI, an Indemnitee shall submit to the Secretary a written request including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.
(ii)The Indemnitee’s entitlement to indemnification under this Article VI shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined in Section 6.4(e) of this Article VI), whether or not they constitute a quorum of the Board, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined in Section 6.4(e) of this Article VI) if there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (C) by the stockholders of the Corporation if the Board so directs; or (D) as provided in Section 6.4(c) of this Article VI.
(iii)In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6.4(b)(ii) of this Article VI, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.
(c)    Presumptions and Effect of Certain Proceedings. If the person or persons empowered under Section 6.4(b) of this Article VI to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor, together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification, unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section 6.1 of this Article VI, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nobo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such conduct was unlawful.
(d)    Remedies of Indemnitee.
(i)    In the event that a determination is made pursuant to Section 6.4(b) of this Article VI that the Indemnitee is not entitled to indemnification under this Article VI, (A) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration

Association and (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination.
(ii)If a determination shall have been made or deemed to have been made, pursuant to Section 6.4(b) or (c) of this Article VI, that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within 45 days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination, unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (X) advancement of expenses is not timely made pursuant to Section 6.4(a) of this Article VI or (Y) payment of indemnification is not made within 45 days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 6.4(b) or (c) of this Article VI, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in sub-clause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.
(iii)The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 6.4(d) that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article VI.
(iv)In the event that the Indemnitee, pursuant to this Section 6.4(d), seeks a judicial adjudication of or an award in arbitration to enforce rights under, or to recover damages for breach of, this Article VI, or in the event of a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication, arbitration or suit. If it shall be determined in such judicial adjudication, arbitration or suit that the Indemnitee is entitled to receive part, but not all, of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication, arbitration or action shall be prorated accordingly.
(e)    Definitions. For purposes of this Article VI:
(i)“Disinterested Director” means a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.
(ii)“Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (x) the Corporation or the Indemnitee in any matter material to either such party or (y) any other party to the Proceeding giving rise to a claim for indemnification under this Article VI. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Article VI.
SECTION 6.5 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or enforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6.6 Indemnification of Employees and Agents. Notwithstanding any other provision or provisions of this Article VI, the Corporation, to the fullest extent of the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation or any Covered Entity, may indemnify any person other than a director or officer of the Corporation or any Covered Entity, who is or was an employee or agent of the Corporation or a Covered Entity and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or of a Covered Entity, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee or agent in connection with any such Proceeding, consistent with the provisions of this Article VI with respect to the advancement of expenses of directors, officers and employees of the Corporation.
ARTICLE VII
Capital Stock
SECTION 7.1 Certificates for Shares and Uncertificated Shares.
(a)The shares of stock of the Corporation shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or shall be represented by certificates, or a combination of both. To the extent that shares are represented by certificates, such certificates whenever authorized by the Board shall be in such form as shall be approved by the Board. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof. Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice in accordance with Section 151(f) of the DGCL.
(b)The stock ledger and blank share certificates, if any, shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.
SECTION 7.2 Transfer of Shares. Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, if any, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 7.3 Registered Stockholders and Addresses of Stockholders.
(a)The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
(b)Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any stockholder shall fail to designate such address, corporate notices may be given to such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address.
SECTION 7.4 Lost, Destroyed and Mutilated Certificates. The holder of any certificate representing any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of such certificate; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
SECTION 7.5 Regulations. The Board may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of each class and series of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.
SECTION 7.6 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
SECTION 7.7 Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
ARTICLE VIII
Seal
The Board may approve a suitable corporate seal. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE IX
Fiscal Year
The fiscal year of the Corporation shall be as fixed by the Board from time to time. If the Board makes no determination to the contrary, the fiscal year of the Corporation shall end on the 30th day of September in each year.
ARTICLE X
Waiver of Notice
Whenever any notice whatsoever is required to be given by these By-laws, by the Certificate or by law, the person entitled thereto may, either before or after the meeting or other matter in respect of which such notice is to be given, waive such notice in writing, by electronic transmission or as otherwise permitted by law, which shall be filed with or entered upon the records of the meeting or the records kept with respect to such other matter, as the case may be, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.
ARTICLE XI
Amendments
These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the stockholders or by the Board at any meeting thereof; provided, however, that, in the case of such action by the stockholders, notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such meeting of the stockholders. Unless a higher percentage is required by the Certificate, all such amendments must be approved by either the holders of a majority of the combined voting power of the outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting as a single class, or by a majority of the directors of the Board.
ARTICLE XII
Miscellaneous
SECTION 12.1 Execution of Documents. The Board or any committee thereof shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, indentures, notes, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize (including, without limitation, authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board or any such committee may determine. In the absence of such designation referred to in the first sentence of this Section, the officers of the Corporation shall have such power so referred to, to the extent incident to the normal performance of their duties.
SECTION 12.2 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or any committee thereof or any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee or in these By-laws shall select.
SECTION 12.3 Checks. All checks, drafts and other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board or of any committee thereof or by any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee thereof or as set forth in these By-laws.
SECTION 12.4 Proxies in Respect of Stock or Other Securities of Other Corporations. The Board or any committee thereof shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation or other entity, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.
SECTION 12.5 Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these By-laws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate and applicable laws.
SECTION 12.6 Exclusive Jurisdiction of United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.6.